EXHIBIT 99.3

ORIGINAL

FILED NOV 29 '05 AM11 07 NCC RIC

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

MIRIAM GRUBER, Plaintiff, v. SPORT CHALET, INC., a Delaware Corporation, NORBERT OLBERZ, IRENE OLBERZ, CRAIG L. LEVRA, HOWARD K. KAMINSKY, AL D. McCREADY, ERIC S. OLBERZ, FREDERICK H. SCHNEIDER, JOHN R. ATTWOOD, DONALD J. HOWARD, and KENNETH OLSON, Defendants.	)	Civil Action No. 1517-N

ORDER AND FINAL JUDGMENT

The Stipulation and Agreement of Compromise, Settlement and Release, dated September 27, 2005 (the "Stipulation"), of the above-captioned consolidated action (the "Action"), and the settlement contemplated thereby (the "Settlement") having been presented at the Settlement Hearing on November 29, 2005, pursuant to the Scheduling Order for Approval of Settlement of Class and Derivative Action entered herein on October 4, 2005 (the "Scheduling Order"), which Stipulation was joined and consented to by all parties to the Action and which (along with the defined terms therein) is incorporated herein by reference; and the Court having determined that notice of said hearing was given in accordance with the Scheduling Order and to the Company's shareholders and members of the Class as temporarily certified by the Court in the Scheduling Order and that said notice was adequate and sufficient; and the parties having appeared by their attorneys of record; and the attorneys for the respective parties having been heard in support of the Settlement of the Action, and an opportunity to be

heard having been given to all other persons desiring to be heard as provided in the notice; and the entire matter of the Settlement having been considered by the Court;

IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this 29th day of November, 2005, as follows:

1. The Notice of Pendency of Class and Derivative Action, Temporary and Proposed Class Action Determination, Proposed Settlement of Class and Derivative Action, Settlement Hearing and Right to Appear (the "Notice") has been given to the shareholders of the Company and to the Class pursuant to and in the manner directed by the Scheduling Order, proof of the mailing of the Notice was filed with the Court by counsel for Defendants and full opportunity to be heard has been offered to all parties, the Class, the Company's shareholders and persons in interest. The form and manner of the Notice is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of Delaware Court of Chancery Rules 23 and 23.1, and it is further determined that all members of the Class, the Company and its shareholders are bound by the Order and Final Judgment herein.

2. Pursuant to Court of Chancery Rules 23(a), 23(b)(1), 23(b)(2) and 23.1:

a. The Court finds that (i) the Class, as defined below, is so numerous that joinder of all members is impracticable; (ii) there are questions of law and fact common to the Class; (iii) the claims of the plaintiffs are typical of the claims of the Class; and (iv) the plaintiff has fairly and adequately protected the interests of the Class with respect to the Action and the claims asserted therein;

b. The Court finds that plaintiff and her counsel have adequately represented the interests of the Class, the Company and its shareholders;

c. The Court finds that the requirements of Court of Chancery Rules 23(b)(1) and (2) and 23.1 have been satisfied;

d. The Action is hereby certified as a class action on behalf of all record and beneficial holders of common stock of the Company (excluding defendants in the Action) for the period from and including June 28, 2005 through and including September 22, 2005, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them (the "Class"); and

e. Miriam Gruber is hereby certified as Class representative. The law firms of Prickett, Jones & Elliott, P.A. and Schiffrin & Barroway, LLP are hereby appointed as plaintiff's counsel for the derivative and class claims.

3. The Settlement, and all transactions preparatory or incident thereto, are found to be fair, reasonable and adequate and in the best interests of the Class, the Company and its shareholders, and it is hereby approved. The parties to the Stipulation are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Register in Chancery is directed to enter and docket this Order and Final Judgment in the Action.

4. This Order and Final Judgment shall not constitute any evidence or admission by any party herein that any acts of wrongdoing have been committed by any of the parties to the Action and should not be deemed to create any inference that there is any liability therefor.

5. The Action is hereby dismissed with prejudice as to all Defendants and against plaintiff, members of the Class, the Company and its shareholders, or any of them, on the merits

without costs except as provided in the Stipulation. All claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, that have been or could have been asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence or violations of the federal or state securities laws) by or on behalf of the plaintiff in the Action and any and all of the members of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against any and all defendants in the Action, and/or any of their families, parent entities, associates, affiliates or subsidiaries and each and all of their respective past, present or future officers, directors, stockholders, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons") which the plaintiff or any member of the Class ever had, now has, or hereafter can, shall or may have by reason of, arising out of, relating to or in connection with the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to the Action, the Recapitalization, the Amendment, the Dividend, the Transfer or the Incentive Amendments, including without limitation any disclosures made in connection with any of the foregoing (collectively, the "Settled Claims") shall be discharged, settled, released and dismissed with prejudice.

6. Plaintiff's attorneys are hereby awarded fees and expenses in the amount of $480,000 in connection with the Action, which fees the Court finds to be fair and reasonable and which shall be paid to Plaintiff's attorneys in accordance with the terms of the Stipulation.

Stephen P. Lamb

Vice Chancellor